NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS FOURTH QUARTER AND ANNUAL FISCAL 2011
RESULTS, INCLUDING $90 MILLION OF ANNUAL FREE CASH FLOW AND
COMPLETION OF THE FRANCHISE PARTNERSHIP ACQUISITIONS

MARYVILLE, TN – July 21, 2011 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal fourth quarter ended May 31, 2011.

Results for the fourth quarter of 2011 compared to the fourth quarter of 2010 include:

•	Same-restaurant sales decreased 0.1% at Company-owned Ruby Tuesday restaurants
•	Generated $31.4 million in free cash flow
•	Net income of $13.9 million compared to prior-year net income of $21.0 million
•	Diluted earnings per share of $0.21 compared to diluted earnings per share of $0.33 for the prior year
•
Included in the fourth quarter results are gains and losses from franchise partnership acquisitions, higher than prior year impairment costs, and income tax charges related to state net operating losses which represent ($0.04) per share.  We have included a reconciliation of these items on the Investor Relations page of the Ruby Tuesday website:  www.rubytuesday.com

Sandy Beall, Founder, Chairman, and CEO, commented on the fiscal year results, saying, “While we are pleased to report positive same-restaurant sales of 0.9% for the year, our first positive same-restaurant sales results in five years, we did experience sales and profitability pressure in the third and fourth quarters.  The fourth quarter was especially challenging given the aggressive competitive promotional environment and very heavy advertising levels.  We began the first month of the quarter with negative sales but showed sequential monthly improvement, including positive same-restaurant sales in May, resulting in nearly flat sales for the quarter.”

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Beall added, “While the investments we have made this year in both food and service initiatives will benefit our brand longer-term, we are disappointed with our financial results for the year.  We believe the competitive pressures that hampered our results the last two quarters of the year will remain for the near term.  As a result, our efforts in FY12 will be sharply focused on four primary goals:  increasing our same-restaurant sales, lowering our costs, enhancing our margins, and maximizing our strong free cash flow.  Executing on these goals is key in getting our sales and earnings back to stronger levels and building shareholder value.”

Other highlights from our fourth quarter results include:
•	Same-restaurant sales for domestic franchised restaurants increased by 1.8%
•	Total revenue increased 12.6% from the prior-year period primarily due to the franchise partnership acquisitions
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $47.6 million and $93.7 million for the fourth quarter of fiscal 2011 and 2010, respectively, with the decline primarily driven by the franchise partnership acquisitions

•	Acquired remaining two franchise partnership businesses, representing a total of 13 restaurants
•	The Company did not open any new restaurants and closed seven restaurants (two of which experienced significant tornado and hail damage)
•	Domestic and international franchisees opened one new Ruby Tuesday restaurant and closed five Ruby Tuesday restaurants
•	Total capital expenditures were $8.4 million
•
Book debt to EBITDA ratio of 2.66, which excludes the pro forma EBITDA impact from the franchise partnership acquisitions, represents an increase over the prior-year ratio of 2.1, due to the assumption of $147.0 million in debt from the franchise partnership acquisitions and payment of $6.7 million in debt guarantees during this fiscal year

Mr. Beall added, “In addition to our FY12 primary goals outlined earlier, we continue to focus on the following three-year strategies to further strengthen and grow our business in a low-risk, high-return manner:

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•
Enhance Sales and Margins of Our Core Brand – Our most recent Summer Mixed Grill Favorites which launched on June 15th and are being promoted through print, cinema, and select television markets, include a choice of six separate entrees from $11.99 which we believe will be good sales builders.  New compelling lunch and dinner value offerings such as these, together with our continued focus on improving the overall guest experience, will help us increase traffic and sales.

•
Increase Shareholder Returns Through New Concept Conversions – We opened our second Marlin & Ray’s conversion in Manassas, VA on June 1st and consumer response to this concept, both in sales volume and sentiment, has been positive.  We also opened a new Wok Hay restaurant in Knoxville on June 15th in a location whose lease we acquired in the fourth quarter.  In Fiscal 2012, we will continue testing the Marlin & Ray’s, Truffles Grill, and Wok Hay concepts in order to determine which concepts could provide the best conversion growth vehicle to generate solid returns for our shareholders in the future.

•
Focus on Low-Risk, Low Capital-Intensive, High-Return Inline Growth – We continue to make progress on the development phase with Lime Fresh Mexican Grill and our growth plans include test rollouts to the Washington, D.C. area and the core Southeast including Alabama, Georgia, and Tennessee, beginning in Fiscal 2012.  Our site selection process is focused on securing good test locations, and we now have six locations on our development schedule with other locations in negotiation.

•
Allocate Capital to Enhance Shareholder Value – Our balance sheet is in good shape, and the incremental revolving credit facility capacity of $60 million we raised subsequent to year end will provide us with added flexibility going forward.  Our capital expenditure needs over the next several years are very manageable and this should position us to return excess cash to our shareholders through an opportunistic share repurchase program or to utilize the excess cash to repay some of our higher interest rate third-party debt.”

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July 21, 2011
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Fiscal Year 2011 Highlights

•
Total revenue increased 5.9% from the prior year, our first annual revenue growth in four years, primarily driven by increased same-restaurant sales and the franchise partnership acquisitions, partially offset by 12 restaurant closures (excluding conversions)

•	Same-restaurant sales increased 0.9% at both Company-owned and domestic franchise Ruby Tuesday restaurants
•	Net income of $46.9 million compared to prior-year net income of $45.3 million
•	Diluted earnings per share of $0.72 compared to diluted earnings per share of $0.73 for the prior year
•
The Company did not open any new restaurants, permanently closed 12 restaurants (two of which experienced significant tornado and hail damage), and converted three Ruby Tuesday restaurants into other high quality casual dining concepts

•	Domestic and international franchisees opened seven new Ruby Tuesday restaurants and closed 25 restaurants, 11 of which were underperforming franchise partnership restaurants not sold to the Company
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $289.4 million and $368.9 million for fiscal 2011 and 2010, respectively, with the decline primarily driven by the franchise partnership acquisitions

•	Total capital expenditures were $26.7 million
•	Generated $89.6 million in free cash flow
•
Debt increased by $55.0 million on a net basis, with debt reduction and fair value amortization of $98.7 million offset primarily by the assumption of $147.0 million in debt from the franchise partnership acquisitions and payment of $6.7 million in debt guarantees during the year

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July 21, 2011
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Fiscal Year 2012 Guidance

•
Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of flat to 1.0% for the year, with the first two quarters providing more headwinds due to the current competitive environment coupled with more difficult comps to lap from the prior year.  Our first quarter same-restaurant sales are estimated to be in the range of down 1.5%-2.5%.

•
Company-Owned and Licensed Restaurant Development – We expect to close four to six Company-owned restaurants (excluding conversions), convert six to eight Company-owned restaurants to other high quality casual dining concepts, open one new restaurant, and open seven to nine Lime Fresh Mexican restaurants

•	Franchise Restaurant Development – We estimate our franchisees will open six to eight restaurants, up to six of which will be international
•
Restaurant Operating Margins – Margins are anticipated to improve slightly primarily due to fixed cost leverage from the 53rd week in addition to cost savings initiatives.  We have some food cost exposure in the back half of the year but plan on partially offsetting this exposure with freight savings.

•	Depreciation – Estimated to be in the $66-$68 million range
•
Selling, General, and Administrative Expenses – Estimated to be up approximately 15%-20% from a year earlier, primarily reflecting a shift in spending of approximately $10 million from promotional initiatives to advertising expenses and the loss of fee income from acquired franchise partnerships which historically offset selling, general, and administrative expenses.  Excluding these expense shifts, selling, general, and administrative expenses are expected to be flat on a year-over-year basis, reflecting our focused efforts on cost containment.

•
Other Expenses – Interest expense is estimated to be $15-$17 million and the effective tax rate is estimated to be 20%-24%, which is double our FY11 effective tax rate due to higher levels of pre-tax income

•
Diluted Earnings Per Share for the year are estimated to be in the $0.75-$0.85 range.  Our first quarter earnings per share are estimated to be in the $0.03 - $0.06 range due to lower same-restaurant sales and year-over-year increases in bread costs, advertising

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expense, and interest expense. Fully-diluted weighted average shares outstanding are estimated to be approximately 63-64 million for the year.
•	Capital Expenditures for the year are estimated to be $43-$47 million
•	Free Cash Flow for the year is estimated to be $90-$100 million

In closing, Mr. Beall said, “We have made good progress over the last year in terms of food quality and dining experience enhancements, two key components of building longer-term loyalty among our guests.  While we anticipate Fiscal 2012 will be characterized by a continued slow economic recovery, we believe our strong balance sheet and focus on increasing our same-restaurant sales, lowering our costs, enhancing our margins, and maximizing our strong free cash flow will enable us to grow our sales and earnings, and create long-term value for our shareholders.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, 14 foreign countries, and Guam.  As of May 31, 2011, the Company owned and operated 750 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 43 and 53 Ruby Tuesday restaurants, respectively.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information
This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, restaurant acquisitions, and conversions of Company-owned restaurants to other dining concepts.  We caution the

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 reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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July 21, 2011
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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2011
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks		13 Weeks			52 Weeks		52 Weeks
	Ended		Ended			Ended		Ended
	May 31,	Percent	June 1,	Percent	Percent	May 31,	Percent	June 1,	Percent	Percent
	2011	of Revenue	2010	of Revenue	Change	2011	of Revenue	2010	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 351,270	99.5	$ 311,219	99.3		$ 1,258,015	99.4	$ 1,188,043	99.4
Franchise revenue	1,692	0.5	2,236	0.7		7,147	0.6	6,753	0.6
Total revenue	352,962	100.0	313,455	100.0	12.6	1,265,162	100.0	1,194,796	100.0	5.9

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	103,243	29.4	88,464	28.4		365,653	29.1	344,462	29.0
Payroll and related costs	116,060	33.0	100,801	32.4		422,230	33.6	396,877	33.4
Other restaurant operating costs	70,120	20.0	60,580	19.5		256,632	20.4	240,947	20.3
Depreciation	16,540	4.7	15,300	4.9		62,878	5.0	63,767	5.4
(as a percent of Total revenue)
Selling, general and administrative, net	23,742	6.7	17,432	5.6		85,971	6.8	70,526	5.9
Closures and impairments	3,380	1.0	928	0.3		6,249	0.5	3,776	0.3
Equity in losses/(earnings) of unconsolidated franchises	(75)	0.0	(62)	0.0		574	0.0	328	0.0
Total operating costs and expenses	333,010		283,443			1,200,187		1,120,683

Earnings before Interest and Taxes	19,952	5.7	30,012	9.6	(33.5)	64,975	5.1	74,113	6.2	(12.3)

Interest expense, net	4,220	1.2	2,788	0.9		12,353	1.0	16,355	1.4

Pre-tax Profit	15,732	4.5	27,224	8.7	(42.2)	52,622	4.2	57,758	4.8	(8.9)

Provision for income taxes	1,816	0.5	6,254	2.0		5,744	0.5	12,414	1.0

Net Income	$ 13,916	3.9	$ 20,970	6.7	(33.6)	$ 46,878	3.7	$ 45,344	3.8	3.4

Earnings Per Share:
Basic	$ 0.22		$ 0.33		(33.3)	$ 0.73		$ 0.74		(1.4)
Diluted	$ 0.21		$ 0.33		(36.4)	$ 0.72		$ 0.73		(1.4)

Shares:
Basic	64,246		63,342			64,029		61,533
Diluted	65,244		64,198			64,948		61,870

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2011
(Amounts in thousands)
(Unaudited)
	May 31,	June 1,
CONDENSED BALANCE SHEETS	2011	2010
Assets
Cash and Short-Term Investments	$9,722	$9,569
Accounts and Notes Receivable	7,531	9,746
Inventories	34,470	28,813
Income Tax Receivable	3,077
Deferred Income Taxes	14,429	13,794
Assets Held for Sale	1,340	3,234
Prepaid Rent and Other Expenses	12,797	11,154

Total Current Assets	83,366	76,310

Property and Equipment, Net	1,031,151	943,486
Unamortized Goodwill, Net	15,571
Notes Receivable, Net		269
Other Assets	56,938	43,964

Total Assets	$1,187,026	$1,064,029

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$15,090	$12,776
Income Tax Payable		1,049
Other Current Liabilities	104,234	100,956
Long-Term Debt, including Capital Leases	329,184	276,490
Deferred Income Taxes	42,923	40,010
Deferred Escalating Minimum Rents	44,291	42,305
Other Deferred Liabilities	59,591	52,343

Total Liabilities	595,313	525,929

Shareholders' Equity	591,713	538,100

Total Liabilities and
Shareholders' Equity	$1,187,026	$1,064,029